AMENDMENT NO. 2 TO LETTER AGREEMENT

THIS AMENDMENT NO. 2 TO LETTER AGREEMENT (“Amendment”), dated September 1, 2011, is entered into between Express, Inc., a Delaware corporation (the “Company”), and Michael Weiss (“Executive”).

RECITALS

WHEREAS, the Company (formerly named Express Parent LLC) and Executive are parties to a letter agreement dated February 12, 2010 (the “Agreement”);

WHEREAS, the Agreement provides the Executive with certain tax gross-ups, including a “golden parachute” tax gross-up for any taxes incurred by the Executive due to Internal Revenue Code Sections 280G and 4999 (collectively, “Tax Gross-Ups”);

WHEREAS, the Company and the Executive acknowledge that as part of comprehensive compensation policy and corporate governance reviews at many publicly held companies, many companies are no longer providing executives with Tax Gross-Ups; and

WHEREAS, the Company and the Executive desire to amend the terms of the Agreement as set forth herein in order to completely eliminate the Tax Gross-Ups.

NOW, THEREFORE, BE IT RESOLVED, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.	Tax Gross-Ups on Perquisites. Section 3(d) of the Agreement is hereby deleted in its entirety.

2.	Excise Tax Gross-Ups. Section 14 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding any other provision of this Agreement to the contrary, if the payments or benefits that you would receive from the Company under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting a change in control) in connection with a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 14, would be subject to the excise tax imposed by Section 4999 of the Code, then you will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of any equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times your “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest portion of the Total Payments.  Any determination required under this Section 14 shall be made in writing by the independent public accountants of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and you.  For purposes of making the calculations required by this Section 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction pursuant to this Section 14 of the Total Payments to be delivered to you, such reduction shall occur in the following order:  (i) any cash severance payable by reference to your base salary or seasonal bonus, (ii) any other cash amount payable to you, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award.  For the avoidance of doubt, in the event additional Total Payments are made to you after the application of the cutback in this Section 14, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay you an additional amount equal to the value of the Total Payments which were originally cutback.  The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration within ninety (90) days following the last day of such calendar year.”

3.	Except as expressly provided herein, the provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 to Letter Agreement as of the date first written above.

EXPRESS, INC.

By: /s/ Elliott Tobias
Name: Elliott Tobias
Title: Executive Vice President- Human Resources

By: /s/ Michael Weiss
Name: Michael Weiss